Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-249004) on Form S‑8 of our report dated February 26, 2025, with respect to the consolidated financial statements of Bentley Systems, Incorporated and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 26, 2025